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                                                                    EXHIBIT (21)



                        LIST OF SIGNIFICANT SUBSIDIARIES



Cross Creek Apparel, LLC (organized under the laws of North Carolina)

DeSoto Mills, Inc. (incorporated in Alabama)

Russell Europe Limited (organized under the laws of the United Kingdom)

Mossy Oak Apparel Company (incorporated in Delaware)

Russell Financial Services, Inc. (incorporated in Delaware)

Russell Asset Management, Inc. (incorporated in Delaware)

RINTEL Properties, Inc. (incorporated in Delaware)




                                      IV-27